Exhibit 1.2

PRIVATE COMPANY LIMITED BY SHARES

Amended Third Amended and Restated Articles of Association of

INX Limited

INDEX TO THE ARTICLES

PART 1
INTERPRETATION AND LIMITATION OF LIABILITY

1.	Defined terms and references	1
2.	Private company	4
3.	Liability of members	4
4.	Applicability of standard form memorandum and articles of association	4

PART 2
OFFICERS
5.	First directors and secretary	5

APPOINTMENT OF DIRECTORS

6.	Methods of appointing directors	5
7.	Termination of director’s appointment	6
8.	Removal of directors	6
9.	Directors’ remuneration	6
10.	Directors’ expenses	7

ALTERNATE DIRECTORS

11.	Appointment and removal of alternates	7
12.	Rights and responsibilities of alternate directors	7
13.	Termination of alternate directorship	8

DIRECTORS’ POWERS AND RESPONSIBILITIES

14.	Directors’ general authority	8
15	Directors may delegate	8
16.	Powers of attorney	9
17-21.	Borrowing powers	9
22.	Accounts and balance sheets	10
23.	Committees	10
24.	Appointment of secretary	10

DECISION-MAKING BY DIRECTORS

25.	Directors to take decisions collectively	11
25.A.	Independent directors considerations.	11
26.	Unanimous decisions	11
27.	Calling a directors’ meeting	11
28.	Participation in directors’ meetings	12
29-30.	Quorum for directors’ meetings	12
31.	Chairing of directors’ meetings	12
32.	Casting vote	12
33.	Alternates voting at directors’ meetings	13
34-36.	Conflicts of interest	13
37.	Defect in appointment	13
38.	Records of decisions to be kept	13

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PART 3
SHARES AND DISTRIBUTIONS SHARES

39.	Allotment of shares	14
40.	Fractional shares	14
41.	Payment of shares	14
42-45.	Lien	14
46-50.	Call of shares	15
51.	Powers to issue different classes of share	15
52.	Company not bound by less than absolute interests	16
53.	Share certificates	16
54.	Replacement share certificates	17
55.	Share transfers	17
56.	Transmission of shares	17
57.	Exercise of transmittees’ rights	18
58.	Transmittees bound by prior notices	18
59-65.	Forfeiture of shares	18-19
66-69.	Alteration of capital	19-20
70.	Buy back of shares	20

DIVIDENDS AND OTHER DISTRIBUTIONS

71.	Procedure for declaring dividends	20
72-75.	Payment of dividends and other distributions	21
76.	No interest on distributions	22
77.	Unclaimed distributions	22
78.	Dividends in specie	22
79.	Waiver of distributions	23

CAPITALISATION OF PROFITS

80.	Authority to capitalise and appropriation of capitalised sums	23
80.A.	Pre-Emptive Rights	24
80.B.	Transfer and Transmission of Shares	25
80.C.	Right of First Offer	25
80.D.	Bring Along and Forced Sale	27
80.E.	Co-Sale	29
80.F.	Transfer of Shares	30

PART 4
DECISION-MAKING BY SHAREHOLDERS

ORGANISATION OF GENERAL MEETINGS
		32
81-82.	Calling of general meetings	33
83-86.	Notice of general meetings	33
87.	Attendance and speaking at general meetings	33
88-89.	Quorum for general meetings	34
90.	Chairing general meetings	34
91.	Attendance and speaking by directors and non-shareholders	34
92.	Adjournment	35

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VOTING AT GENERAL MEETINGS

93-98.	Voting: general	36
99.	Errors and disputes	36
100.	Poll votes	37
101.	Content of proxy notices	37
102-103.	Delivery of proxy notices	38
104.	Resolution in writing	38
		39
PART 5
ADMINISTRATIVE ARRANGEMENTS

105.	Place of meetings	39
106.	Means of communication to be used	39
107.	Company seals	39
108.	No right to inspect accounts and other records	40
109.	Provision for employees on cessation of business	40

PART 6
DIRECTORS’ INDEMNITY AND INSURANCE

110-111.	Indemnities	40
112.	Insurance	41

PART 7
WINDING UP AND RE-DOMICLIATION

113.	Winding up	41
114.	Transfer by way of re-domiciliation	41

PART 8
DIGITAL SECURITIES

115.	Tokens	42

PART 9
TRANSACTIONS WITH AFFILIATES

116.	Approval of Transaction with Affiliates	42

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PART 1

INTERPRETATION AND LIMITATION OF LIABILITY

Defined terms and references

1.	(1)	In the articles, unless the context requires otherwise:

“Act” shall mean the Companies Act 2014 including any modification or re-enactment thereof.

“Affiliate” means a person who, directly or indirectly, Controls, is Controlled by, or is under common Control with a person.

“alternate” or “alternate director” has the meaning given in article 11;

“appointor” has the meaning given in article 11; “articles” means the company’s articles of association;

“bankruptcy” includes individual insolvency proceedings in a jurisdiction other than Gibraltar which have an effect similar to that of bankruptcy;

“chairman” has the meaning given in article 31;

“chairman of the meeting” has the meaning given in article 90; “company” shall mean “INX Limited”

“Control” means the ownership (of record or beneficially) or control of a majority of the voting rights or other voting interests of the entity and/or the ability to appoint or elect a majority of the members of the board of directors (or similar organ) of the entity and/or the ability to direct the operations of the entity.

“Deemed Liquidation” means a transaction or a series of related transactions which entails (i) the sale or transfer of all or substantially all of the shares and/or the assets of the company and/or rights over assets, including, without limitation, exclusive perpetual license to all or substantially all of the company’s intellectual property other than in the company’s ordinary course of business; (ii) the consolidation, merger, or reorganization of the company into any other entity, in which the company is not the surviving entity; except, in each case, any transaction in which the shareholders of the company prior to the transaction hold more than fifty percent (50%) of the outstanding share capital of the company or the surviving company, as applicable, immediately following such transaction (provided, however, that shares of the surviving entity held by shareholders of the company acquired by means other than the exchange or conversion of the shares of this company shall not be used in determining if the shareholders of the company own more than fifty percent (50%) of the outstanding share capital of the surviving entity (or its parent), but shall be used for determining the total outstanding share capital of the surviving entity).

“director” means a director of the company, and includes any person occupying the position of director, by whatever name called;

“distribution recipient” means, in respect of a share in respect of which a dividend or other sum is payable:

(a)	the holder of the share; or
(b)	if the share has two or more joint holders, whichever of them is named first in the register of members; or
(c)	if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee; and
(d)	any person to which a shareholder assigns his right to receive a dividend or person which the shareholder has instructed the company in writing to pay the dividend to.

“document” includes, unless otherwise specified, any document sent or supplied in electronic form;

“Eligible Shareholders” any holder of at least five tenths of a percent (0.5%) of the issued and outstanding share capital of the Company.

“Equity Securities” means any shares of the Company, options, warrants, securities, convertible deeds, convertible notes and loans, and other rights exercisable or convertible into shares of the Company. For the purpose of these articles, tokens shall not be deemed equity securities of the company.

“holder” in relation to shares means the person whose name is entered in the register of members as the holder of the shares;

“Independent Director” means a director of the Company that qualifies as “independent,” as that terms is defined in both the North American Securities Administrators Association (NASAA) Statements of Policy and the UK Corporate Governance Code.

“insolvency” means the lawful commencement of any bankruptcy or insolvency proceeding under any applicable bankruptcy or insolvency or similar law (whether voluntary or involuntary), by or against the Company, or the appointment of a receiver or liquidator to all or substantially all of the Company’s assets or the making an assignment for the benefit of creditors.

“instrument” means a document in hard copy form;

“member” means the subscribers of the memorandum of a company and every other person who agrees to become a member of a company, and whose name is entered in its register of members.

“New Securities” means any shares, excluding (i) shares issued upon the exercise of options, warrants convertible loans or other rights to purchase shares of the company; (ii) shares and options to purchase shares issued to employees, advisors, service providers, officers or directors of the company, pursuant to company incentive plan(s) or agreements approved (or which may be approved hereafter) by the directors or as otherwise resolved by the directors; (iii) shares issued as part of a Recapitalization Event; (iv) shares issued in any public offering of the company’ssecurities; (v) shares issued as consideration for the acquisition by the company of another business entity or the merger of any business entity with or into the company; (vi) shares issued to a strategic partner(s) or debt facilitator(s), as determined by the directors; (vii) shares constituting no more than 2.5% of the issued share capital of the Company, that the directors have resolved, with a 2/3 majority to exclude from the definition of “New Securities”.

“ordinary resolution” has the meaning given in section 200 of the Act;

“paid” means paid or credited as paid;

“participate”, in relation to a directors’ meeting, has the meaning given in article 28;

“Permitted Transferee” means, with respect to a shareholder: (i) such shareholder’s spouse, child, parent or sibling (including step and adopted children, siblings and parents) ancestors or descendants or any trusts for the benefit of a shareholder or such persons; (ii) any person or entity which Controls, is Controlled by or is under common Control with such shareholder (provided, however, that if such person or entity does not remain so Controlled or Controlling, then the shares shall be transferred back to the original shareholder); (iii) if such shareholder is a trustee, the beneficiary or beneficiaries for the benefit of which such shareholder holds the shares; (iv) if such shareholder is a company - such shareholder’s shareholders in the event of the dissolution of such shareholder; (v) if such shareholder is a limited or general partnership - its partners, affiliated partnerships managed by the same management company or managing (general) partner or by an entity which Controls, is Controlled by, or is under common Control with, such management company or managing (general) partner and (vi) without limitation to the generality of the foregoing, with respect to any shareholder directly or indirectly controlled by a trust (a “Controlling Trust”), a “Permitted Transferee” of that shareholder includes any beneficiary of such Controlling Trust and any other person (legal or natural) directly or indirectly controlled by, or under common control, with (a) a beneficiary of such Controlling Trust; or (b) a separate trust, with a beneficiary in common with such Controlling Trust.

“person” shall, where appropriate, mean any real or legal person;

“proxy notice” has the meaning given in article 101;

“Recapitalization Event” means any event of share combination or subdivision, distribution of bonus shares or any other similar reclassification, reorganization or recapitalization of the company’s share capital where the shareholders retain their proportionate holdings in the company.

“SEC Effectiveness” means the effectiveness of the Form F-1 Registration Statement prospectus filed by the Company with the Securities Exchange Commission under the US Securities Act of 1933.

“shareholder” means a person who is the holder of a share; “shares” means shares in the company;

“special resolution” has the meaning given in section 201 of the Act;

“subsidiary” has the meaning given in section 2 of the Act;

“tokens” means digital securities, commonly known as tokens, recorded on a shared network ledger based on a continuously growing list of records (called “blocks”) and secured using cryptography and that may, among other things, be used to pay for goods and services, entitle the owner to certain rights, or represent other types of assets;

“transmittee” means a person entitled to a share by reason of the death or bankruptcy of a shareholder or otherwise by operation of law; and

“writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

(2)	Unless the context otherwise requires, other words or expressions contained in these articles bear the same meaning as in the Act as in force on the date when these articles become binding on the company.

(3)	When any provision of the Act is referred to, the reference is to that provision as modified by any statute for the time being in force.

Private company

2.	The company is a “private company” within the meaning of the Act, and accordingly the following provisions shall have effect:

(a)	The company shall not offer any of its shares or debentures to the public for subscription; and

(b)	The right to transfer shares in the company shall be restricted in the manner hereinafter provided.

Liability of members

3.	The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

Applicability of standard form memorandum and articles of association

4.	The form of memorandum and articles of association of a private company limited by shares contained in the Companies Act (Model Memoranda and Articles) Regulations 2014 shall, unless specific reference is made to the contrary in these articles, not apply to the company.

PART 2

OFFICERS

First directors and secretary

5.	(1)	The number of directors and the names of the first directors shall be determined in writing by the majority of the subscribers of the memorandum of association of the company.

(2)	Line Secretaries Limited is unanimously appointed from the date of incorporation as the first secretary of the company by the subscribers of the memorandum of association of the company.

APPOINTMENT OF DIRECTORS

Methods of appointing directors

6.	(1)	Any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:

(a)	by ordinary resolution. or

(b)	by a decision of the directors. or

(c)	Notwithstanding the above and Article 8 below. until immediately prior to the SEC Effectiveness and subject thereto, 6 members shall be nominated and removed by each holder of 15% of the issued and outstanding share capital of the Company; and one member shall be a market expert to be nominated and removed by Shy Datika. For the purpose of this article, shareholdings may be aggregated.

Commencing as of the SEC Effectiveness and subject thereto, the Company shall maintain a board of directors with a majority of independent directors.

(2)	In any case where, as a result of death, the company has no shareholders and no directors, the personal representatives of the last shareholder to have died have the right, by notice in writing, to appoint a person to be a director.

(3)	For the purposes of paragraph (2), where 2 or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder.

Termination of director’s appointment

7.	A person ceases to be a director as soon as:

(a)	that person ceases to be a director by virtue of any provision of the Act or of the Insolvency Act 2011 or is prohibited from being a director by law;

(b)	a bankruptcy order is made against that person;

(c)	if he is absent from the meetings of the directors for six months without the leave of the other directors or a majority of the other directors;

(d)	a registered medical practitioner who is treating that person gives a written opinion to the company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

(e)	notification is received by the company from the director that the director is resigning from office, and such resignation has taken effect in accordance with its terms;

(f)	if he becomes prohibited by law from acting as a Director; and

(g)	if he is removed from office under the provisions of article 8.

Removal of directors

8.	The company may, by ordinary resolution of which special notice has been given, or by special resolution, remove any director from office, notwithstanding any provisions of these presents or of any agreement between the company and such director, but without prejudice to any claim he may make for damages for breach of such agreement. The company may, by ordinary resolution, appoint another person to be a director in the place of a director so removed from office. In default of such appointment the vacancy so arising may be filled by the directors as a casual vacancy.

Directors’ remuneration

9.	(1)	Directors may undertake any services for the company that the directors decide.

(2)	Directors may be entitled to such remuneration as the directors determine:

(a)	for their services to the company as directors, and

(b)	for any other service which they undertake for the company.

(3)	Subject to the articles, a director’s remuneration may:

(a)	take any form, and

(b)	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that director.

(4)	Unless the directors decide otherwise, directors’ remuneration accrues from day to day.

(5)	Unless the directors decide otherwise, directors are not accountable to the company for any remuneration which they receive as directors or other officers or employees of the company’s subsidiaries or of any other body corporate in which the company is interested.

Directors’ expenses

10.	The company may pay any reasonable expenses which the directors properly incur in connection with their attendance at:

(a)	meetings of directors or committees of directors,

(b)	general meetings, or

(c)	separate meetings of the holders of any class of shares or of debentures of the company, or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the company.

ALTERNATE DIRECTORS

Appointment and removal of alternates

11.	(1)	Any director (the “appointor”) may appoint as an alternate any other director, or any other person approved by resolution of the directors, to:

(a)	exercise that director’s powers, and

(b)	carry out that director’s responsibilities, in relation to the taking of decisions by the directors in the absence of the alternate’s appointor.

(2)	Any appointment or removal of an alternate must be effected by notice in writing to the company signed by the appointor, or in any other manner approved by the directors.

(3)	The notice must:

(a)	identify the proposed alternate, and

(b)	in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice.

Rights and responsibilities of alternate directors

12.	(1)	An alternate director has the same rights, in relation to any directors’ meeting or directors’ written resolution, as the alternate’s appointor.

(2)	Except as the articles specify otherwise, alternate directors:

(a)	are deemed for all purposes to be directors;

(b)	are liable for their own acts and omissions;

(c)	are subject to the same restrictions as their appointors; and

(d)	are not deemed to be agents of or for their appointors.

(3)	A person who is an alternate director but not a director:

(a)	may be counted as participating for the purposes of determining whether a quorum is participating (but only if that person’s appointor is not participating), and

(b)	may sign a written resolution (but only if it is not signed or to be signed by that person’s appointor).

No alternate may be counted as more than one director for such purposes.

(4)	An alternate director is not entitled to receive any remuneration from the company for serving as an alternate director except such part of the alternate’s appointor’s remuneration as the appointor may direct by notice in writing made to the company.

Termination of alternate directorship

13.	An alternate director’s appointment as an alternate terminates:

(a)	when the alternate’s appointor revokes the appointment by notice to the company in writing specifying when it is to terminate;

(b)	on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director;

(c)	on the death of the alternate’s appointor; or

(d)	when the alternate’s appointor’s appointment as a director terminates, except that an alternate’s appointment as an alternate does not terminate when the appointor retires by rotation at a general meeting and is then re-appointed as a director at the same general meeting.

DIRECTORS’ POWERS AND RESPONSIBILITIES

Directors’ general authority

14.	Subject to the articles, the directors are responsible for the management of the company’s business, for which purpose they may exercise all the powers of the company.

Directors may delegate

15.	Subject to the articles, the directors may delegate any of the powers which are conferred on them under the articles:

(a)	to such person or committee;

(b)	by such means (including by power of attorney);

(c)	to such an extent;

(d)	in relation to such matters or territories; and

(e)	on such terms and conditions;

as they think fit.

Powers of attorney

16.	Every power of attorney granted by the company pursuant to article 155(b) must be executed as a deed and must make clear on its face that it is intended to be a deed.

Borrowing Powers

17.	The directors may exercise all the powers of the company to: borrow money, and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, and to give guarantee and to issue debentures, debenture stock and other equity securities whether outright or as a security for any debt, liability or obligations of the company or of any third party.

18.	The directors may borrow or raise any such moneys upon or by the issue or sale of any bonds, debentures, debenture stock, or equity securities, and upon such terms as to time of repayment, rate of interest, price of issue or sale, payment of premium or bonus upon redemption or repayment or otherwise as they may think proper, including a right for the holders of bonds debentures, debenture stock or equity securities to exchange the same for shares in the company or any class authorised to be issued.

19.	Subject to the provisions contained in these articles, the directors may secure or provide for the payment of any moneys to be borrowed or raised by a mortgage of, or charge upon, all or any part of the undertaking or property of the company, both present and future, and confer upon any mortgagees or persons in whom any debenture, debenture stock or security is vested such rights and powers as they think necessary or expedient, and they may vest any property of the company in trustees for the purpose of securing any moneys so borrowed or raised and confer upon the trustees or any debenture holders such rights and powers as the directors may think necessary or expedient in relation to the undertaking or property of the company, or the management or the realisation thereof, or the making, receiving or enforcing of calls upon the members in respect of unpaid capital and otherwise and may make and issue debentures to trustees for the purpose of further securities and any such trustee may be remunerated.

20.	The directors may give security for the payment of moneys payable by the company in like manner as for the payment of money borrowed or raised.

21.	The directors shall cause a proper register to be kept in accordance with the Act of all mortgages and charges specifically affecting the property of the company and shall keep a copy of every instrument creating a charge at the company’s registered office and shall duly comply with the requirements of the Act in relation to any security given by the company.

Accounts and balance sheets

22.	(1)	The directors shall cause to be kept proper books of account with respect to:

(a)	all sums of money received and expended by the company and all bills and receipts and other matters in respect of which the receipt and expenditure takes place;

(b)	all the work and operations and purchases and sales of goods by the company; and

(c)	the assets and liabilities of the company;

(2)	The books of account shall be kept at the registered office of the company, or at such other place as the directors think fit, and shall at all times be open to inspection by the directors.

(3)	An auditor shall be appointed and duties regulated in accordance with the Act.

(4)	The directors shall, in accordance with the Act, cause to be made out in every year and to be laid before the company in general meeting a balance sheet and profit and loss account to be decided upon by the directors, and made up to a date within nine months of the day of the meeting.

(5)	The directors shall, in respect of each financial year, deliver to the Registrar of Companies annual accounts:

(a)	within 18 months from the first anniversary of the incorporation of the company; or

(b)	within 13 months after the end of the relevant financial year,

(6)	The annual accounts supplied in accordance with sub- article (5) shall be signed by two directors, or, if there is only one director, by that director.

Committees

23.	(1)	Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the articles which govern the taking of decisions by directors.

(2)	The directors may make rules of procedure for all or any committees, which prevail over rules derived from the articles if they are not consistent with them.

Appointment of Secretary

24.	Subject to the provisions of the Act, the secretary shall be appointed by the directors for such term, at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.

DECISION-MAKING BY DIRECTORS

Directors to take decisions collectively

25.	(1)	As a general rule any decision of the directors must be either a majority decision at a meeting or a decision taken in accordance with article 26.

(2)	If:

(a)	the company only has one director, and

(b)	no provision of the articles requires it to have more than one director,

the general rule does not apply, and the director may take decisions without regard to any of the provisions of the articles relating to directors’ decision-making.

Independent directors considerations

25A.	In addition to any obligation, duty or consideration imposed on them by law, independent directors shall be required to consider the interests of the token holders in determining whether to approve or disapprove of the following events:

(1)	a transaction with an Affiliate;

(2)	a Deemed Liquidation; and

(3)	an Insolvency.

Unanimous decisions

26.	(1)	A decision of the directors is taken in accordance with this article when all eligible directors indicate to each other by any means that they share a common view on a matter.

(2)	Such a decision shall be recorded as a resolution in writing, copies of which have been signed by each eligible director.

(3)	References in this article to eligible directors are to directors who would have been entitled to vote on the matter had it been proposed as a resolution at a directors’ meeting.

(4)	A decision may not be taken in accordance with this article if the eligible directors would not have formed a quorum at such a meeting.

Calling a directors’ meeting

27.	(1)	Any director may call a directors’ meeting by giving notice of the meeting to the directors or by authorising the company secretary (if any) to give such notice.

(2)	Notice of any directors’ meeting must indicate:

(a)	its proposed date and time;

(b)	where it is to take place; and

(c)	if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

(3)	Notice of a directors’ meeting must be given to each director, but need not be in writing.

Participation in directors’ meetings

28.	(1)	Directors participate in a directors’ meeting, or part of a directors’ meeting, when:

(a)	the meeting has been called and takes place in accordance with article 27, and

(b)	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

(2)	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

Quorum for directors’ meetings

29.	(1)	At a directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

(2)	The quorum for directors’ meetings may be fixed from time to time by a decision of the directors, and unless so fixed shall when the number of directors is two or exceeds two, be two, and when the number of directors is one, be one.

30.	The continuing directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to the articles of the company as the necessary quorum of directors, the continuing directors may act for the purpose of increasing the number of directors to that number, or of summoning a general meeting of the company, but for no other purpose.

Chairing of directors’ meetings

31.	(1) The directors may appoint a director to chair their meetings.

(2)	The person so appointed for the time being is known as the chairman.

(3)	The directors may terminate the chairman’s appointment at any time.

(4)	If the chairman is not participating in a directors’ meeting within fifteen minutes of the time at which it was to start, the participating directors must appoint one of themselves to chair it.

(5)	Director’s meetings shall be deemed to be held where the chairman is located.

Casting vote

32.	(1)	If the numbers of votes for and against a proposal are equal, the chairman or other director chairing the meeting has a casting vote.

(2)	Sub-article (1) does not apply if, in accordance with the articles, the chairman or other director is not to be counted as participating in the decision-making process for quorum or voting purposes.

Alternates voting at directors’ meetings

33.	A director who is also an alternate director has an additional vote on behalf of each appointor who is:

(a)	not participating in a directors’ meeting, and

(b)	would have been entitled to vote if they were participating in it.

Conflicts of interest

34.	A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract (being a contract of significance in relation to the company’s business) with the company shall, if his interest in the contract or proposed contract is material, declare the nature of his interest at a meeting of the directors in accordance with the Act.

35.	A director, having declared the nature of his interest at the meeting of the directors, may vote in respect of the matter in which he is so interested and may count in the quorum of that meeting.

36.	A director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other director is appointed to hold any such office or place of profit under the company or whereat the terms of any such appointment are arranged, and he may vote on any such appointment or arrangement other than his own appointment or the arrangement of the terms thereof.

Defect in appointment

37.	All acts done by any meeting of the directors or of a committee of directors, or by any person acting as a director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a director.

Records of decisions to be kept

38.	The directors must ensure that the company keeps a record, in writing, for at least 6 years from the date of the decision recorded, of every unanimous or majority decision taken by the directors.

PART 3

SHARES AND DISTRIBUTIONS SHARES

Allotment of shares

39.	The shares of the company shall be allotted by the directors to such persons at such times and upon such terms and conditions and either at a premium or at par as they think fit.

Fractional shares

40.	The company may not issue fractional shares except as otherwise provided in article 52.

Payment of shares

41.	(1)	Shares of the company need not be fully-paid up.

(2)	Shares of the company may only be issued at a discount in accordance with the provisions of the Act.

Lien

42.	(1)	The company shall have a lien on every share (not being a fully-paid share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the company shall also have a lien on all shares (other than fully-paid shares) standing registered in the name of a single person for all moneys presently payable by him or his estate to the company; but the directors may at any time declare any share to be wholly or in part exempt from the provisions of this regulation.

(2)	The company’s lien (if any) on a share shall extend to all dividends payable thereon.

43.	The company may sell, in such manner as the directors think fit, any shares on which the company has a lien where:

(a)	some sum in respect of which the lien exists is presently payable;

(b)	a notice in writing has been given to the registered holder of the shares (or the person entitled thereto by reason of his death or bankruptcy) stating and demanding payment of such part of the amount in respect of which the lien exists; and

(c)	fourteen days have passed since the notice was given to the registered holder.

44.	(1)	For giving effect to any such sale the directors may authorise some person to transfer the shares sold to the purchaser thereof.

(2)	The purchaser shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

45.	The proceeds of the sale shall be received by the company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

Calls of shares

46.	The directors may from time to time make calls upon the members in respect of any moneys unpaid on their shares provided that no call shall exceed one-fourth of the nominal amount of the share, or be payable less than one month from the last call; and each member shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the company at the time or times so specified the amount called on his shares.

47.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

48.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at such rate as may be prescribed by the directors from the day appointed for the payment thereof to the time of the actual payment, but the directors shall be at liberty to waive payment of that interest wholly or in part.

49.	The provisions of these articles as to the liability of joint holders and as to payment of interest shall apply in the case of non- payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

50.	The directors may make arrangements on the issue of shares for difference between the holders in the amount of calls to be paid and in times of payment.

Powers to issue different classes of shares

51.	(1)	Subject to the articles, but without prejudice to the rights attached to any existing share, the company may authorise the directors to issue shares with such rights or restrictions as may be determined by ordinary resolution.

(2)	The company may authorise the issuance of shares which are to be redeemed, or are liable to be redeemed at the option of the company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

(3)	All shares created pursuant to this article 51 shall be:

(a)	subject to all the provisions of these articles, including without limitation provisions relating to payment of calls, lien, forfeiture, transfer and transmission;

(b)	subject to any right granted by the Company to the token holders; and

(c)	ordinary shares, unless otherwise provided by these articles in which case the articles shall also reflect such rights or restrictions as are applicable to said shares.

Company not bound by less than absolute interests

52.	Whenever any fractions arise as a result of a consolidation or sub- division of shares, the directors may on behalf of the members deal with the fractions as they think fit. In particular, without limitation, the directors may sell shares representing fractions to which any shareholder would otherwise become entitled to any person including (subject to the provisions of the Act) the company and distribute the net proceeds of sale in due proportion among those members. Where the shares to be sold are held in certificated form the directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with, the directions of the buyer. Where the shares to be sold are held in uncertificated form, the directors may do all acts and things he considers necessary or expedient to effect the transfer of the shares to, or in accordance with, the directions of the buyer. The buyer shall not be bound to see to the application of the purchase moneys and his title to the shares shall not be affected by any irregularity in, or invalidity of, the proceedings in relation to the sale.

Share certificates

53.	(1)	The company must issue each shareholder, free of charge, with one or more certificates in respect of the shares which that shareholder holds.

(2)	Every certificate must specify:

(a)	in respect of how many shares it is issued;

(b)	in respect of which class of shares the issued shares belong;

(c)	the nominal value of those shares; and

(d)	any distinguishing numbers assigned to them.

(3)	No certificate may be issued in respect of shares of more than one class.

(4)	If more than one person holds a share, only one certificate may be issued in respect of it.

(5)	Certificates must:

(a)	have affixed to them the company’s common seal, or

(b)	be otherwise executed in accordance with the Act.

(6)	Each certificate shall be kept at the registered office of the company unless it is requested by the relevant shareholder or unless it is given to a lender or other financial institution as part of a security package.

Replacement share certificates

54.	(1)	If a certificate issued in respect of a shareholder’s shares is:

(a)	damaged or defaced, or

(b)	said to be lost, stolen or destroyed, that shareholder is entitled to be issued with a replacement certificate in respect of the same shares.

(2)	A shareholder exercising the right to be issued with such a replacement certificate:

(a)	may at the same time exercise the right to be issued with a single certificate or separate certificates;

(b)	must return the certificate which is to be replaced to the company if it is damaged or defaced; and

(c)	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

Share transfers

55.	(1)	Shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the directors, which is executed by or on behalf of the transferor.

(2)	The company may retain any instrument of transfer which is registered.

(3)	The transferor remains the holder of a share until the transferee’s name is entered in the register of members as holder of it.

(4)	The directors may refuse to register the transfer of a share, and if they do so, the instrument of transfer must be returned to the transferee with the notice of refusal unless they suspect that the proposed transfer may be fraudulent.

(5)	The transferee shall acknowledge in writing and consent to their receipt of the transferred shares and shall inform the secretary of such acknowledgement.

Transmission of shares

56.	(1)	If title to a share passes to a transmittee, the company may only recognise the transmittee as having any title to that share.

(2)	A transmittee who produces such evidence of entitlement to shares as the directors may properly require:

(a)	may, subject to the articles, choose either to become the holder of those shares or to have them transferred to another person, and

(b)	subject to the articles, and pending any transfer of the shares to another person, has the same rights as the holder had.

(3)	The transmittee shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the shares, but he shall not have the right to attend or vote at a general meeting, or agree to a proposed written resolution, in respect of shares to which they are entitled, by reason of the holder’s death or bankruptcy or otherwise, unless they become the holders of those shares.

(4)	In the case of a share registered in the names of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only persons recognised by the company as having any title to the share.

Exercise of transmittees’ rights

57.	(1)	Transmittees who wish to become the holders of shares to which they have become entitled must notify the company in writing of that wish.

(2)	If the transmittee wishes to have a share transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

(3)	The directors shall, in either case set out in sub-article (1) and sub-article (2) above, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.

(4)	Any transfer made or executed under this article is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

Transmittees bound by prior notices

58.	If a notice is given to a shareholder in respect of shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the shareholder before the transmittee’s name has been entered in the register of members.

Forfeiture of shares

59.	If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

60.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

61.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the directors to that effect.

62.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit.

63.	A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the company all moneys which at the date of forfeiture, were presently payable by him to the company in respect of the shares, but his liability shall cease if and when the company receive payment in full of the nominal amount of the shares.

64.	(1)	A statutory declaration in writing that the declarant is a director of the company, and that a share in the company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

(2)	The company may receive the consideration (if any) given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

65.	The provisions of these articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable.

Alteration of Capital

66.	The company may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

67.	The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

68.	The company may by ordinary resolution in a general meeting:

(a)	increase its share capital by authorising new shares of such value and of such class as it thinks expedient;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	re-classify all or any of its share capital;

(d)	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(e)	subdivide any of its shares into shares of smaller amount than is fixed by its constitution (ensuring that in the sub- division the proportion of the amount paid and unpaid on each reduced share shall be the same as the share from which the reduced shares are derived);

(f)	cancel shares which have not, at the date of the passing of the resolution, been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount so cancelled. A cancellation of shares in pursuance of this sub-article shall not be deemed to be a reduction of share capital within the meaning of this Act.

69.	The company may by special resolution reduce its share capital and any capital redemption reserve fund in any manner and with, and subject to, any incident authorised, and consent required, by law.

Buy back of shares

70.	The company shall have the authority, in accordance with the provisions of sections 105 to 116 of the Act (or the relevant sections contained in any modification or re-enactment thereof), to purchase its own shares (including any redeemable shares) in issue.

DIVIDENDS AND OTHER DISTRIBUTIONS

Procedure for declaring dividends

71.	(1)	The company may by ordinary resolution, on the recommendation of the directors, declare dividends.

(2)	A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

(3)	No dividend may be declared or paid unless it is in accordance with shareholders’ respective rights.

(4)	Unless the shareholders’ resolution to declare or directors’ decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each shareholder’s holding of shares on the date of the resolution or decision to declare or pay it.

(5)	If the company’s share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(6)	The directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the company having regard to the company’s up to date management accounts and, where these are not available, the current financial position of the company.

(7)	Notice of any dividend declared shall be given to each shareholder.

(8)	If the directors act in good faith, they do not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on shares with deferred or non-preferred rights.

Payment of dividends and other distributions

72.	No dividend shall be paid otherwise than out of profits.

73.	The directors may, before recommending any dividend, set aside out of the profits of the company such sums as they think proper as a reserve or reserves which shall, at the discretion of the directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose to which the profits of the company may be properly applied, and pending such application may, at the like discretion either be employed in the business of the company, or be invested in such investments (other than shares of the company) as the directors may from time to time think fit.

74.	If several persons are registered as joint holders of any share, any one of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

75.	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

(a)	transfer to a bank or building society account specified by the distribution recipient either in writing or as the directors may otherwise decide;

(b)	sending a cheque made payable to the distribution recipient by post to the distribution recipient at the distribution recipient’s registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient either in writing or as the directors may otherwise decide;

(c)	sending a cheque made payable to such person by post to such person at such address as the distribution recipient has specified either in writing or as the directors may otherwise decide; or

(d)	any other means of payment as the directors agree withthe distribution recipient either in writing or by such other means as the directors decide.

No interest on distributions

76.	The company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by:

(a)	the terms on which the share was issued, or

(b)	the provisions of another agreement between the holder of that share and the company.

Unclaimed distributions

77.	(1)	All dividends or other sums which are:

(a)	payable in respect of shares, and

(b)	unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the directors for the benefit of the company until claimed.

(2)	The payment of any such dividend or other sum into a separate account does not make the company a trustee in respect of it.

(3)	If:

(a)	six years have passed from the date on which a dividend or other sum became due for payment, and

(b)	the distribution recipient has not claimed it,

the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the company.

Dividends in specie

78.	(1)	Subject to the terms of issue of the share in question, the company may, by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including, without limitation, shares or other equity securities in any company).

(2)	For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

(a)	fixing the value of any assets;

(b)	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

(c)	vesting any assets in trustees.

(3)	In calculating the value of the proposed non-cash distribution the directors shall have regard to the book value of the assets calculated by reference to the latest accounts of the company.

Waiver of distributions

79.	Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by deed of waiver and by giving notice in writing to the company to that effect, but if:

(a)	the share has more than one holder, or

(b)	more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders, or otherwise,

the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

CAPITALISATION OF PROFITS

Authority to capitalise and appropriation of capitalised sums

80.	(1)	Subject to the articles, the directors may, if they are so authorised by an ordinary resolution:

(a)	decide to capitalise any profits of the company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of the company’s share premium account or capital redemption reserve; and

(b)	appropriate any sum which they so decide to capitalise (a “capitalised sum”) to the persons who would have been entitled to it if it were distributed by way of dividend (the “persons entitled”) and in the same proportions.

(2)	Capitalised sums must be applied:

(a)	on behalf of the persons entitled, and

(b)	in the same proportions as a dividend would have been distributed to them.

(3)	Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

(4)	A capitalised sum which was appropriated from profits available for distribution may be applied in paying up new debentures of the company which are then allotted credited as fully paid to the persons entitled or as they may direct.

(5)	Subject to the articles the directors may:

(a)	apply capitalised sums in accordance with paragraphs (3) and (4) partly in one way and partly in another;

(b)	make such arrangements as they think fit to deal with shares or debentures; and

(c)	authorise any person to enter into an agreement with the company on behalf of any interested persons in respect of the allotment of shares and debentures to them under this article. Any such agreement shall be binding on all interested persons.

80.A.	Pre-Emptive Rights

Until immediately prior to the SEC Effectiveness and subject thereto, each Eligible Shareholder shall have a pre-emptive right to purchase its pro-rata portion, or any part thereof, of any New Securities that the company may, from time to time, propose to sell and issue.

(a)	The Eligible Shareholder’s pro-rata portion shall be the ratio of the number of shares of the company held by such Eligible Shareholder as of the date of the Rights Notice (as defined below), to the aggregate number of shares held by all Eligible Shareholders as of such date.

(b)	If the company proposes to issue New Securities, it shall deliver to the Eligible Shareholders written notice thereof (the “Rights Notice”) stating its bona fide intention to offer such New Securities, describing the New Securities, the price thereof, the general terms upon which the company proposes to issue them, and the number of New Securities that the Eligible Shareholder has the right to purchase under this Article (or the aggregate purchase price payable therefor). Each Eligible Shareholder shall then be entitled to notify the company, by written notice received by the company within fourteen (14) days after receipt of the Rights Notice by such Eligible Shareholder, of the number of New Securities it wishes to purchase or obtain (or the aggregate purchase price it wishes to infuse), at the price and on the terms specified in the Rights Notice.

(c)	If any Eligible Shareholder fails to provide the company its notice as aforesaid within fourteen (14) days, then such Eligible Shareholder shall be deemed to have waived its pre-emptive right pursuant to this Article.

(d)	If the Eligible Shareholders fail to exercise in full their pre- emptive right within the period or periods specified in sub-article (c) above, then the company may, during then ninety (90) day period following the expiration of the fourteen (14) days’ period, offer New Securities unsubscribed for by the Eligible Shareholders to any person or persons at a price not less than, and upon terms no more favourable to the offeree than those specified in the Rights Notice. If the company does not consummate the sale of the New Securities within such period, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first re-offered to the Eligible Shareholders in accordance herewith.

(e)	The pre-emptive right granted to the Eligible Shareholders under this Article is non-transferable other than in conjunction with the Transfer of by such shareholder in accordance with the provisions of these Articles.

(f)	The provisions set forth in this Article shall terminate and be of no further force or effect (i) immediately prior to the SEC Effectiveness and subject thereto, or upon a Deemed Liquidation, whichever event occurs first.

80.B.	Transfer and Transmission of Shares

Any assignment, transfer, pledge, conveyance, hypothecating or other disposal or encumbrance (each, a “Transfer”) of shares, will be subject to the approval of the directors, such approval not to be unreasonably withheld or delayed, and no transfer shall have any legal effect without such consent.

80.C.	Right of First Offer

(a)	Except for Transfers to Permitted Transferees, in connection with Article 80.F. below and in connection with the purchase by the company of its shares, until immediately prior to the SEC Effectiveness and subject thereto, any shareholder wishing to Transfer its shares, or any number thereof (the “Selling Shareholder’ and the “Offered Shares”, respectively), must first offer the Offered Shares to each Eligible Shareholder (the “Offerees”).

(b)	The Selling Shareholder shall give notice (the “Offer Notice”) to each Eligible Shareholder, stating (i) its bona fide intention to offer such Offered Shares, (ii) the number of such Offered Shares to be offered, and (ii) the price and terms, if any, upon which it proposes to offer such Offered Shares.

(c)	Subject to the provisions of sub-article (f) below, each Offeree shall be entitled to purchase its Proportional Part of the Offered Shares, or any portion thereof, at the price and under the conditions stated in the Offer Notice, within fourteen days (14) of its receipt (the “Notice Period”), by giving written notice of his wish to do so to the Selling Shareholder, with a copy to the Company (the “Response Notice”).

(d)	Each Offeree shall also be entitled to purchase Offered Shares that are not purchased by the other Offerees, by so indicating in the Response Notice. If the Response Notices, in the aggregate, are in respect of more than the Offered Shares, then the accepting Offerees shall be cut back with respect to their oversubscriptions, on a pro- rata basis between them in proportion to their respective Proportional Parts, until full allocation of the subscribed Offered Shares (which shall not exceed, per each accepting Offeree, the number of Offered Shares indicated in his Response Notice).

The “Proportional Part” of each Eligible Shareholder for the purposes hereof shall equal the number of aggregate Offered Shares multiplied by a fraction, the numerator of which is the number of shares then held by such Offeree and the denominator of which is the aggregate number of shares then held by all Offerees.

(e)	The Response Notice shall, when taken in conjunction with the offer as set forth in the Offer Notice, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Shares.

(f)	If a Response Notice has not been given by an Offeree within the Notice Period, then such Offeree shall be deemed to have waived its right of first offer pursuant to this Article 80.C.

(g)	Upon expiration of the Notice Period, subject to the provisions of Article 80.F.

i.	If the Response Notices, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the Offerees who sent such Response Notices shall acquire the Offered Shares, on the terms aforementioned, at a closing that shall take place within seven (7) days following the approval of the board of directors of the Transfer in accordance with Article 80.B. above (or any such later date as shall be agreed upon between the parties).

ii.	If all Offered Shares referred to in the Offer Notice are not elected to be purchased or acquired as provided above, the Selling Shareholder may, during the ninety (90) day period following the expiration of the Notice Period, offer and sell the remaining unsubscribed portion of such Offered Shares to any Person or Persons at a price not less than, and upon terms no more favourable to the offeree than, those specified in the Offer Notice. If the Selling Shareholder does not enter into an agreement for the sale of the Offered Shraes within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Offered Shares shall not be offered unless first reoffered to the Eligible Shareholders in accordance with this Article 80.C.

(h)	Nothing in this Article shall have any effect upon the requirement of the consent of the directors to the Transfer of any shares or upon its authority to refuse to consent to the share transfer, as stated in Article 80.B.

(i)	The right of first offer granted to the Eligible Shareholders under this Article is non-transferable other than in conjunction with the Transfer of shares by such shareholder.

(j)	The provisions set forth in this Article 80.C. shall terminate and be of no further force or effect (i) immediately prior to the SEC Effectiveness and subject thereto, or (ii) upon a Deemed Liquidation, whichever event occurs first.

80.D. Bring Along and Forced Sale

(a)	Notwithstanding any other provision set forth in these Articles, in the event that, , any person or entity, whether a third party or a Shareholder (in this Article “Purchaser”), (i) offers to purchase all of the issued share capital of the company, whether in one transaction or in a series of related transactions, pursuant to a sale, exchange or other disposition (including a disposition by way of merger or other similar transactions) (in this Article the “Purchase Offer”), and (ii) the shareholders holding at least 51% of the issued share capital of the company (in this Article the “Selling Shareholders”) agree to accept the Purchase Offer, then all other shareholders (in this Article the “Remaining Shareholders”) shall be obligated to sell their shares to the Purchaser at the Closing (as defined below), pursuant to the terms of the Purchase Offer, and shall, vote in favour of, execute the relevant documentation in connection with and otherwise take all necessary and reasonable actions relating to, such sale.

(b)	The notice of the Purchase Offer to be provided to all Shareholders at least twenty one (21) days prior to the date of the Closing, shall state (i) the name and address of the Purchaser; (ii) the proposed amount and form of consideration to be paid for such shares or to be paid in such sale and the terms and conditions of payment offered by the Purchaser; and (iii) the estimated time and date for the delivery of and payment for the shares, and shall include a copy of the transaction agreement (the “Closing”).

(c)	All reasonable fees and expenses incurred by the shareholders (including fees and expenses in respect of financial advisors, accountants and counsel) in connection with a Purchase Offer pursuant to this Article shall be shared pro-rata based upon the amount of consideration received by each shareholder. In the event that the Remaining Shareholders are required to provide representations or indemnities in connection with the Purchase Offer (other than representations and indemnities concerning each Remaining Shareholder’s valid ownership of shares and his authority, power, and right to enter into and consummate such purchase or merger agreement), then each Remaining Shareholder shall not be liable for more than his pro- rata share (based upon the amount of consideration received) of any liability towards the Purchaser or otherwise, and in any event such liability shall not exceed the total consideration received by such Remaining Shareholder for its shares pursuant to this Article.

(d)	At the Closing, each shareholder shall sell, transfer, convey, and assign his holdings to the Purchaser, free and clear of any liens, charges, claims, rights or encumbrances whatsoever, against delivery of such shareholder’s share of the aggregate purchase price. Each shareholder shall further deliver to the company the certificates for such shares sold duly endorsed, or accompanied by written instruments of transfer duly executed by such shareholder, free and clear of any liens, charges, claims, rights or encumbrances whatsoever, and shall approve and vote in favour of such sale in the Purchase Notice, as the case may be.

(e)	If a Remaining Shareholder is obligated to sell its shares, or approve and vote in favour of such sale in accordance with this Article, and such Remaining Shareholder fails to deliver the certificates representing such shares in accordance with the terms of this Article or fails to approve and vote in favour of such sale, the company shall be entitled to cancel on its register of members the certificate or certificates representing the shares required to be sold pursuant to this Article (and shall issue new certificates in the name of the Purchaser) and such shares in the possession of the Remaining shareholder shall cease to be outstanding for any purpose other than evidencing such shareholder’s right to receive the same consideration as the Selling Shareholders for its shares, whereupon all of the rights of such Remaining Shareholder in and to such shares shall terminate. Further, the directors shall be authorized to establish an escrow account, for the benefit of such failing shareholder, as applicable, into which the consideration for such equity securities represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account.

(f)	The provisions set forth in this Article 80.D. shall terminate and be of no further force or effect upon a Deemed Liquidation.

80.E.	Co-Sale

(a)	Until immediately prior to the SEC Effectiveness and subject thereto, in the event that a Selling Shareholder wishes to Transfer the Offered Shares pursuant to the terms of a bona fide offer received from any person or entity (including another Shareholder) (the “Third Party”), he shall deliver to the Eligible Shareholders an Offer Notice and the Offer Notice provided in accordance with this Article 80.E. shall provide the Offerees with the right to exercise their co-sale right as set forth in this Article 80.E. instead of exercising the right of first offer in Article 80.C.

(b)	The Offerees shall have the option, exercisable by written notice to the Selling Shareholder within fourteen days (14) of its receipt of the Offer Notice, to require the Selling Shareholder to provide as part of its proposed sale that such Offeree be given the right to participate, on the same terms and conditions as the Selling Shareholder, in the sale pro-rata in proportion to the respective number of shares (on an “as-converted” basis) owned at such time by the Selling Shareholder and all other Offerees who participate in the proposed sale. To the extent any of the Offerees exercises such right, the number of shares that the Selling Shareholder may sell shall be correspondingly reduced. The Offerees that exercised their right under this Article 80.E. shall sell their shares (based on the calculation above) together with the Selling Shareholder either to the Third Party or to the other Offerees that exercised their rights under Articles 80.C.

(c)	If the right hereunder is exercised by one or more of the Offerees, then any such sale in which such exercising holders shall not participate shall be null and void and the Company shall not recognize any such Transfer of shares on its register.

(d)	If the right hereunder is not exercised by an Offeree during the 14 days’ notice period set forth above, the right of such Offeree hereunder shall be deemed to expire. Notwithstanding, if the Offered Shares and the shares of the exercising holders, if any, have not been sold within the ninety (90) day period set forth in Article 80.C., the Transfer of the Offered Shares shall once again be subject to the provisions of this Article.

(e)	The provisions set forth in this Article 80.E. shall terminate and be of no further force or effect (i)immediately prior to the SEC Effectiveness and subject thereto, or (ii) upon a Deemed Liquidation, whichever event occurs first.

80.F. Transfer

(a)	Except for a Transfer pursuant to Article 80.D. above, any and all Transfer of shares (including without limitation to a Permitted Transferee) shall be conditioned upon the following:

(b)	The transferee’s written agreement to be bound by the terms applicable to and the obligations of the transferor under these Articles and all agreements involving the company in respect of the Transferred shares and their holding; and

(c)	No Transfer shall be allowed if it constitutes a public offering or public distribution of the company’s shares pursuant to any applicable law, or if as a result of such transfer the number of Shareholders, as calculated pursuant to Article 2(b) above shall exceed fifty (50).

(d)	Without derogating any of the above, no Transfer of shares shall be approved or registered unless a proper instrument of transfer has been submitted to the company (or its transfer agent) together with the share certificate for the transferred shares (if such has been issued) and with any other evidence the directors may require in order to prove to its satisfaction the rights of the transferor in the transferred shares.

(e)	The instrument of transfer shall be signed by the transferor and the transferee and the transferor shall be considered the owner of the shares until the transferee is registered in the register of members in respect of the shares transferred to him. The instrument of transfer of any share shall be in writing in an accepted form approved by directors.

(f)	The company may impose a fee for registration of a share transfer, at a reasonable rate as may be determined by the directors from time to time.

(g)	Instruments of transfer that are registered shall remain in the company’s possession; however, instruments of transfer which the directors refuses to register in accordance with the provisions of these Articles, shall be returned, on demand, to whomever delivered them along with the share certificate (if delivered).

(h)	The executors and administrators of a deceased sole holder of a share, or, if there are no executors or administrators, the persons beneficially entitled as heirs of a deceased sole holder, shall be the only persons recognized by the company as having any title to the share. In case of a share registered in the names of two or more holders, the company shall recognize the survivor or survivors as the only persons having any title to or benefit in the share. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share jointly held by him.

(i)	Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession or such other evidence as the directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

(j)	The company may recognize the receiver or liquidator of any shareholder in winding-up or dissolution, or the trustee in bankruptcy or any official receiver of a bankrupt shareholder as being entitled to the shares registered in the name of such shareholder.

(k)	The receiver or liquidator of a shareholder in winding- up or dissolution, or the trustee in bankruptcy, or any official receiver of any bankrupt shareholder, upon producing such evidence as directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, may, with the consent of the directors (which the directors may grant or refuse in its absolute discretion), be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

(l)	A person upon whom the ownership of a share devolves by transmission shall be entitled to receive, and may give a discharge for any dividends or other monies payable in respect of the share but he shall not be entitled in respect of it to receive notices, or to attend or vote at meetings of the company, or, save as otherwise provided herein, to exercise any of the rights or privileges of a shareholder, unless and until he shall be registered in the register of members.

PART 4

DECISION-MAKING BY SHAREHOLDERS ORGANISATION OF GENERAL MEETINGS

Calling of General Meetings

81.	All meetings called pursuant to section 193 of the Act (annual general meetings) shall be called ordinary general meetings; all other general meetings shall be called extraordinary general meetings.

82.	(1)	The directors may, whenever they think fit, convene an extraordinary general meeting in writing as provided by section 196 (3) of the Act.

(2)	A meeting of a company, other than a meeting for the passing of a special resolution, may be called by 7 days’ notice in writing.

(3)	A meeting of a company for the passing of a special resolution may be called by giving at least 21 days’ notice in writing of the meeting and specifying in the notice the intention to propose the resolution as a special resolution.

(4)	If all the members entitled to attend and vote at any such meetings so agree, a resolution may be proposed and passed at a meeting of which less than the notice period stipulated in sub-article (2) and sub-article (3).

(5)	Extraordinary general meetings shall be convened on such requisition, or in default, may be convened by such requisitionists, as provided by section 195 of the Act.

(6)	If at any time there are not in Gibraltar sufficient directors capable of acting to form a quorum, any director or any two members of the company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the directors, but such convocation must be in writing.

Notice of General Meetings

83.	Subject to the provisions of section 201 (2) of the Act relating to special resolutions, seven days’ notice at the least (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which notice is given) specifying the place, the day and the hour of meeting and, in case of special business, the general nature of that business shall be given in manner hereinafter mentioned, or in such other manner (if any) as may be prescribed by the company in general meeting, to such persons as are, under the articles of the company, entitled to receive such notices from the company; but with the consent of all the members entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice and in such manner as those members may think fit.

84.	The accidental omission to give notice of a meeting to, or the non- receipt of notice of a meeting by, any member shall not invalidate the proceedings at any meeting except in relation to a notice given under section 195 of the Act.

85.	All business shall be deemed special that is transacted at an extraordinary meeting.

86.	With the exception of sanctioning a dividend, the consideration of the accounts, balance sheets and the ordinary report of the directors and auditors, and the fixing of the remuneration of the auditors, all business that is transacted at an ordinary meeting shall be deemed special.

Attendance and speaking at general meetings

87.	(1)	A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

(2)	A person is able to exercise the right to vote at a general meeting when:

(a)	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting, and

(b)	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

(3)	The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

(4)	Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

Quorum for general meetings

88.	No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum.

89.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Save as herein otherwise provided two members present in person or by proxy shall be a quorum unless there shall at any time be one member in which event such member alone shall have the authority to transact the business of a general meeting and shall do so by written resolution under his hand.

Chairing general meetings

90.	(1)	If the directors have appointed a chairman, the chairman shall chair general meetings if present and willing to do so.

(2)	If the directors have not appointed a chairman, or if the chairman is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

(a)	the directors present, or

(b)	(if no directors are present), the meeting,

must appoint a director or shareholder to chair the meeting, and the appointment of the chairman of the meeting must be the first business of the meeting.

(3)	The person chairing a meeting in accordance with this article is referred to as “the chairman of the meeting”.

Attendance and speaking by directors and non-shareholders

91.	(1)	Directors may attend and speak at general meetings, whether or not they are shareholders.

(2)	The chairman of the meeting may permit other persons who are not:

(a)	shareholders of the company, or

(b)	otherwise entitled to exercise the rights of shareholders in relation to general meetings, to attend and speak at a general meeting.

Adjournment

92.	(1)	If the persons attending a general meeting within half an hour of the time at which the meeting was due to start do not constitute a quorum, or if during a meeting a quorum ceases to be present, the chairman of the meeting must adjourn it, unless the meeting was convened upon the requisition of members, in which case it shall be dissolved.

(2)	The chairman of the meeting may adjourn a general meeting at which a quorum is present if:

(a)	the meeting consents to an adjournment, or

(b)	it appears to the chairman of the meeting that an adjournment is necessary to protect the safety of any person attending the meeting or ensure that the business of the meeting is conducted in an orderly manner.

(3)	The chairman of the meeting must adjourn a general meeting if directed to do so by the meeting.

(4)	When adjourning a general meeting, the chairman of the meeting must:

(a)	either specify the time and place to which it is adjourned or state that it is to continue at a time and place to be fixed by the directors, and

(b)	have regard to any directions as to the time and place of any adjournment which have been given by the meeting.

(5)	If the continuation of an adjourned meeting is to take place more than 10 days after it was adjourned, the company must give at least 7 clear days’ notice of it (that is, excluding the day of the adjourned meeting and the day on which the notice is given):

(a)	to the same persons to whom notice of the company’s general meetings is required to be given, and

(b)	containing the same information which such notice is required to contain.

(6)	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

VOTING AT GENERAL MEETINGS

Voting: general

93.	(1)	An ordinary resolution of the members (or of a class of members) of the company means a resolution that is passed by members representing a simple majority (more than 50%) of the total voting rights of the members or, as the case may be, of the class of members.

(2)	An extraordinary resolution of the members means a resolution that is passed by members representing a majority of not less than 75% of those members at a general meeting of which notice specifying the terms of the resolution and the intention to propose the resolution as an extraordinary resolution has been given.

(3)	A special resolution of the members means a resolution that is passed by members representing a majority of not less than 75% of those members at a general meeting of which not less than 21 days’ notice, specifying the intention to propose the resolution as a special resolution has been given in accordance with article 82.

94.	A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with the articles.

95.	(1)	On a show of hands every member present in person shall have one vote.

(2)	On a poll every member shall have one vote for each share of which he is the holder.

96.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the register of members.

97.	If a member is suffering from mental disorder, a person authorised in that behalf under section 47 of the Mental Health Act or a receiver appointed under section 49 of that Act may vote on behalf of the member, either on a show of hands or on a poll.

98.	No member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the company have been paid.

Errors and disputes

99.	(1)	No objection may be raised to the qualification of any person voting at a general meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid.

(2)	Any such objection must be referred to the chairman of the meeting, whose decision is final.

Poll votes

100.	(1)	A poll on a resolution may be demanded:

(a)	in advance of the general meeting where it is to be put to the vote, or

(b)	at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

(2)	A poll may be demanded by:

(a)	the chairman of the meeting;

(b)	the directors;

(c)	three or more persons having the right to vote on the resolution; or

(d)	a person or persons representing not less than 15% of the total voting rights of all the shareholders having the right to vote on the resolution.

(3)	A demand for a poll may be withdrawn if:

(a)	the poll has not yet been taken, and

(b)	the chairman of the meeting consents to the withdrawal.

(4)	Polls must be taken immediately and in such manner as the chairman of the meeting directs.

(5)	On a poll votes may be given either personally or by proxy.

(6)	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

(7)	A poll demanded on the election of a chairman or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

Content of proxy notices

101.	(1)	Proxies may only validly be appointed by a notice in writing (a “proxy notice”) which:

(a)	states the name and address of the shareholder appointing the proxy;

(b)	identifies the person appointed to be that shareholder’s proxy and the general meeting in relation to which that person is appointed;

(c)	is signed by or on behalf of the shareholder appointing the proxy, or is authenticated in such manner as the directors may determine; and

(d)	is delivered to the company in accordance with the articles and any instructions contained in the notice of the general meeting to which they relate and in any event must be deposited at the registered office of the company not less than 24 hours before the time for holding the meeting or adjourned meeting, at which the person named in the instrument proposes to vote.

(2)	The company may require proxy notices to be delivered in a particular form, and may specify different forms for different purposes.

(3)	Proxy notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions.

(4)	Unless a proxy notice indicates otherwise, it must be treated as:

(a)	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting, and

(b)	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

(5)	The chairman of the meeting may on behalf of the company waive the requirement for a proxy notice pursuant to this article with the approval of all the directors.

Delivery of proxy notices

102.	(1)	A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been delivered to the company by or on behalf of that person.

(2)	An appointment under a proxy notice may be revoked by delivering to the company a notice in writing given by or on behalf of the person by whom or on whose behalf the proxy notice was given.

(3)	A notice revoking a proxy appointment only takes effect if it is delivered before the start of the meeting or adjourned meeting to which it relates.

(4)	If a proxy notice is not executed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the appointor’s behalf.

103.	Any corporation which is a member of the company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the company or of any class of members of the company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the company.

Resolution in writing

104.	(1)	A resolution in writing signed by all members of the company who would be entitled to vote if that resolution were submitted to a general meeting shall be as effective for all purposes as a resolution of the company passed in general meeting duly convened and constituted, and may consist of several instruments in the like form each executed by one or more of the members.

(2)	Such resolution in writing shall be pasted in or attached to the minute book of the company.

Place of meetings

PART 5

ADMINISTRATIVE ARRANGEMENTS

105.	The meetings of the directors or the shareholders of the company may be held in Gibraltar or elsewhere in the world.

Means of communication to be used

106.	(1) Subject to the articles, anything sent or supplied by or to the company under the articles may be sent or supplied in any way in which the Act provides for documents or information which are authorised or required by any provision of that Act to be sent or supplied by or to the company.

(2) A director may agree with the company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 24 hours.

Company seals

107.	(1)	Any common seal may only be used by the authority of the directors.

(2)	The directors may decide by what means and in what form any common seal is to be used.

(3)	Unless otherwise decided by the directors, if the company has a common seal and it is affixed to a document, the document must also be signed by at least one authorised person in the presence of a witness who attests the signature.

(4)	For the purposes of this article, an authorised person is:

(a)	any director of the company;

(b)	the company secretary; or

(c)	any person authorised by the directors for the purpose of signing documents to which the common seal is applied.

No right to inspect accounts and other records

108.	Except as provided by law or authorised by the directors or an ordinary resolution of the company, no person is entitled to inspect any of the company’s accounting or other records or documents merely by virtue of being a shareholder.

Provision for employees on cessation of business

109.	The directors may decide to make provision for the benefit of persons employed or formerly employed by the company or any of its subsidiaries (other than a director or former director or shadow director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the company or that subsidiary.

PART 6

DIRECTORS’ INDEMNITY AND INSURANCE

Indemnities

110.	The directors, managers, secretary and other officers or servants for the time being of the company acting in relation to any of the affairs of the company, or every one of them shall be indemnified and secured harmless out of the assets and profits of the company from and against all actions, costs, charges, losses, damages and expenses which they, or any of them, shall or may incur or sustain by reason of any contract entered into or act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective office, except such (if any) as they shall incur or sustain by or through their own wilful neglect or wilful default respectively, and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them, or for joining in any receipt for the sake of conformity or for any bankers or other persons with whom any moneys or effects belonging to the company shall or may be lodged or deposited for safe custody, or for any defect of title of the company to any property purchased, or for any insufficiency or deficiency of or defect of title of the company to any security upon which any moneys of or belonging to the company shall be placed out or invested, or for any loss, misfortune or damage resulting from any such cause as aforesaid or which may happen in the execution of their respective office or in relation thereto, except the same shall happen by or through their own wilful neglect or wilful default respectively.

111.	(1)	Subject to paragraph (2), a relevant director of an associated company may be indemnified out of the company’s assets against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)	This article does not authorise any indemnity which would be prohibited or rendered void by any provision of the Act or by any other provision of law.

(3)	In this article:

(a)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate, and

(b)	a “relevant director” means any director or former director of an associated company.

Insurance

112.	(1)	The directors may decide to purchase and maintain insurance, at the expense of the company, for the benefit of any relevant director in respect of any relevant loss.

(2)	In this article:

(a)	a “relevant director” means any director or former director of the company or an associated company,

(b)	a “relevant loss” means any loss or liability which has been or may be incurred by a relevant director in connection with that director’s duties or powers in relation to the company, any associated company or any pension fund or employees’ share scheme of the company or associated company, and

(c)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.

PART 7

WINDING UP AND RE-DOMICILIATION

Winding Up

113.	If the company shall be wound up the liquidator may, with the sanction of an extraordinary resolution of the company and any other sanction required by the Act, divide amongst the members in specie or kind the whole or any part of the assets of the company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid, and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of contributories as the liquidator with the like sanction shall think fit, but so that no member shall be compelled to accept any shares or other equity securities whereupon there is any liability.

Transfer by way of re-domiciliation

114.	The company shall, in accordance with the provisions of the Companies (Re-domiciliation) Regulations (or any modification or re-enactment thereof) and with the approval of a Special Resolution, have the power to register by way of re-domiciliation as a body corporate under the law of any jurisdiction outside Gibraltar and to be deregistered in Gibraltar.

PART 8

DIGITAL SECURITIES

Tokens

115.	The board of directors may from time to time create and issue tokens on behalf of the company. The tokens shall be subject to the following provisions:

(a)	The terms and rights applicable to tokens of the company will be established by the board of directors and shall be specified in a token purchase agreement between the company and the holders of tokens (the “Token Terms”) or in such other form as the directors may approve from time to time.

(b)	The issue of tokens will be at the discretion of the board of directors, save where otherwise provided in the Token Terms.

(c)	Nothing in these articles shall entitle holders of tokens to any of the rights to which holders of equity securities are entitled. Holders of tokens shall not be deemed third party beneficiaries of the rights granted under these articles to the company or any other party.

PART 9

TRANSACTIONS WITH AFFILIATES

Approval of Transaction with Affiliates

116.	The Company shall not enter into any material transaction with an Affiliate (including, without limitation, loans) unless, in addition to obtaining any other approvals or satisfying any requirements imposed under applicable law, such transaction has been approved by a majority of the Independent Directors appointed at such time that do not have an interest in the transaction; provided, however, that if the Company only has two Independent Directors, the Company may not enter into such transaction unless both Independent Directors are disinterested in the transaction and both Independent Directors have approved the transaction.